EXHIBIT 99.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Baron Energy, Inc.
New Braunfels, Texas

We have audited the accompanying combined balance sheets of Esconde Resources LP and Permian Legend Petroleum LP (the "Combined Partnerships") as of July 31, 2009 and 2008 and the related combined statements of operations, partners' deficit and cash flows for the years ended July 31, 2009 and 2008. These companies are under common ownership and common management. These financial statements are the responsibility of the Combined Partnerships' management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Combined Partnerships are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Combined Partnerships' internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Partnerships as of July 31, 2009 and 2008, and the results of their operations and their cash flows for the periods described above, in conformity with accounting principles generally accepted in the United States.


/s/ GBH CPAs, PC
--------------------------------
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
February 13, 2012

              ESCONDE RESOURCES LP AND PERMIAN LEGEND PETROLEUM LP
                             COMBINED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                              July 31,
                                                                               -----------------------------------
                                                                                   2009                   2008
                                                                               ------------           ------------
ASSETS:

CURRENT ASSETS
  Cash                                                                         $      1,182           $      5,664
  Accounts receivable                                                                51,930                156,807
                                                                               ------------           ------------
      Total current assets                                                           53,112                162,471

PROPERTY AND EQUIPMENT
  Oil and gas properties using the successful efforts method of accounting        1,690,710              3,087,405
  Investment in Sierra - related party                                              216,000                216,000
  Restricted cash                                                                    50,336                 50,770
                                                                               ------------           ------------
      TOTAL ASSETS                                                             $  2,010,158           $  3,516,646
                                                                               ============           ============
LIABILITIES AND PARTNERS' DEFICIT:

CURRENT LIABILITIES:
  Accounts payable                                                             $    193,956           $    202,567
  Accrued expenses                                                                  385,183                165,533
  Accounts payable and accrued liabilities - related parties                        427,424                263,508
  Notes payable, net of debt discount $17,769 and $41,801                         2,735,644              3,653,058
  Notes payable  - related parties                                                   90,748                 24,700
  Production payable                                                                109,120                110,565
                                                                               ------------           ------------
      Total current liabilities                                                   3,942,075              4,419,931

Asset retirement obligations                                                        279,164                264,585
                                                                               ------------           ------------
      TOTAL LIABILITIES                                                           4,221,239              4,684,516

CONTINGENCIES AND COMMITMENTS                                                            --                     --

PARTNERS' DEFICIT                                                                (2,211,081)            (1,167,870)
                                                                               ------------           ------------

      TOTAL LIABILITIES AND PARTNERS' DEFICIT                                  $  2,010,158           $  3,516,646
                                                                               ============           ============


              The accompanying notes are an integral part of these
                         combined financial statements.

              ESCONDE RESOURCES LP AND PERMIAN LEGEND PETROLEUM LP
                        COMBINED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JULY 31, 2009 AND 2008
--------------------------------------------------------------------------------

                                                               2009                   2008
                                                           ------------           ------------
OIL AND GAS REVENUES                                       $    745,301           $  1,510,810

COSTS AND OPERATING EXPENSES:
  Lease operating expenses                                      701,199              1,059,266
  Depreciation, depletion, amortization and accretion           214,521                221,466
  Impairment of oil and gas properties                          900,668                154,953
  General and administrative                                    154,755                225,912
  Gain on the sale of oil and gas properties                   (473,465)                    --
                                                           ------------           ------------
      Total costs and operating expenses                      1,497,678              1,661,597
                                                           ------------           ------------
OPERATING LOSS                                                 (752,377)              (150,787)
                                                           ------------           ------------
OTHER (INCOME) EXPENSE:
  Interest expense                                              432,434                451,583
  Other (income) expense                                         (3,917)                 3,587
                                                           ------------           ------------
      Total other (income) expense                              428,517                455,170
                                                           ------------           ------------

NET LOSS                                                   $ (1,180,894)          $   (605,957)
                                                           ============           ============

              The accompanying notes are an integral part of these
                         combined financial statements.

              ESCONDE RESOURCES LP AND PERMIAN LEGEND PETROLEUM LP
               COMBINED STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                   FOR THE YEARS ENDED JULY 31, 2009 AND 2008
--------------------------------------------------------------------------------

                                                                Partnerships'
                                                                  (Deficit)
                                                                ------------

Balance at August 1, 2007                                       $   (645,220)

Contributions                                                         75,000

Partnership units issued as compensation                              25,000

Withdrawals                                                          (16,693)

Net loss                                                            (605,957)
                                                                ------------

Balance at July 31, 2008                                        $ (1,167,870)
                                                                ============

Contributions                                                   $    150,000

Withdrawals                                                          (12,317)

Net loss                                                          (1,180,894)
                                                                ------------

Balance at  July 31, 2009                                       $ (2,211,081)
                                                                ============


              The accompanying notes are an integral part of these
                         combined financial statements.

              ESCONDE RESOURCES LP AND PERMIAN PETROLEUM LEGEND LP
                        COMBINED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 2009 AND 2008
--------------------------------------------------------------------------------

                                                                                2009                   2008
                                                                            ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                  $ (1,180,894)          $   (605,957)
  Adjustments to reconcile net loss to net
   cash from operating activities:
     Depreciation, depletion, and amortization                                   185,373                192,854
     Accretion of asset retirement obligations                                    29,148                 28,612
     Impairment of assets                                                        900,668                154,953
     Partnership units issued as compensation                                         --                 25,000
     Gain on sale of oil and gas properties                                     (473,465)                    --
     Amortization of debt discount                                                24,032                 31,537
  Changes in operating assets and liabilities:
     Accounts receivable                                                         104,877                (76,040)
     Accounts payable                                                             (7,445)               (36,693)
     Accrued expenses                                                            219,650                108,819
     Accounts payable and accrued expenses- related party                        163,916                263,508
                                                                            ------------           ------------
          Net cash provided by (used in) operating activities                    (34,140)                86,593
                                                                            ------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Interest received on restricted cash                                               434                     --
  Restricted cash deposits                                                            --                (50,770)
  Proceeds from sale of oil and gas properties                                   775,000                     --
  Purchase of oil and gas properties                                              (6,616)            (2,099,924)
                                                                            ------------           ------------
          Net cash provided by (used in) in investing activities                 768,818             (2,150,694)
                                                                            ------------           ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable                                                     19,926              2,350,000
  Repayments of notes payable                                                   (956,092)              (464,368)
  Proceeds from notes payable- related party                                      60,768                  2,550
  Principal payments on production payable                                        (1,445)                (1,851)
  Partner contributions                                                          150,000                 75,000
  Partner distributions                                                          (12,317)               (16,693)
                                                                            ------------           ------------
          Net cash provided by (used in) financing activities                   (739,160)             1,944,638
                                                                            ------------           ------------

INCREASE IN CASH                                                                  (4,482)              (119,463)
CASH, BEGINNING OF YEAR                                                            5,664                125,127
                                                                            ------------           ------------
CASH, END OF YEAR                                                           $      1,182           $      5,664
                                                                            ============           ============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid                                                         $         --           $         --
                                                                            ============           ============
  Interest paid                                                             $    188,709           $    311,227
                                                                            ============           ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Increase in asset retirement obligations                                  $         --           $    207,282
                                                                            ============           ============

              The accompanying notes are an integral part of these
                         combined financial statements.

              ESCONDE RESOURCES LP AND PERMIAN LEGEND PETROLEUM LP
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND MERGER

The Combined Partnerships are commonly-controlled, privately-held companies organized in the State of Texas. The Combined Partnerships own and operate oil and gas working interests in Texas. On February 22, 2010, Esconde Resources LP ("Esconde LP") was converted into Esconde Resources, Inc. ("Esconde"), a Texas corporation, and Permian Legend Petroleum LP ("Permian LP") was converted into Permian Legend Petroleum, Inc. ("Permian"), a Texas corporation.

On February 22, 2010, Pertex Acquisition, Inc. ("Merger Sub"), a Texas corporation and wholly-owned subsidiary of Baron Energy, Inc. ("Baron"), completed the acquisition of Esconde and Permian (collectively, the " Acquired Entities") pursuant to an Agreement and Plan of Merger dated February 19, 2010 (the "Merger Agreement"). As a result of the Merger, operations are now headquartered in New Braunfels, Texas.

The Merger Agreement provides for the merger of the Acquired Entities with and into the Merger Sub, with the Merger Sub continuing as the surviving entity in the merger and a wholly-owned subsidiary of Baron (the "Merger").

Under the terms of the Merger Agreement, at the closing of the Merger:

o all of the issued and outstanding shares of common stock of Esconde were converted into and exchanged for an aggregate 10,000,000 shares of common stock (20,000,000 Baron shares pre-split) in Baron, par value $0.001 per share. There were no issued and outstanding options or other convertible securities convertible into common stock of Esconde.

o all of the issued and outstanding shares of common stock of Permian were converted into and exchanged for an aggregate 10,000,000 shares of common stock (20,000,000 Baron shares pre-split) in Baron, par value $0.001 per share. There were no issued and outstanding options or other convertible securities convertible into common stock of Permian.

The 20,000,000 shares of Baron common stock (40,000,000 Baron shares pre-split) issued in the Merger represent a 50% ownership in Baron.

The assets acquired in the Merger included approximately 3,100 gross acres and oil and gas working interests located in the Permian Basin of west Texas and the counties of Borden, Garza, Jones, Runnels, Scurry, and Taylor.

The transaction was accounted for as a Reverse Merger. Baron issued 50% of its shares to acquire all of the shares of Esconde and Permian resulting in a change in control in which the former holders of the Combined Partnerships became the controlling shareholders, directors and management of Baron. The Reverse Merger is being accounted for as a "Reverse Acquisition" in which the Combined Partnerships are deemed to be the accounting acquirer ("Acquirer") and Baron is deemed to be the accounting acquiree ("Acquiree"). Consequently, the assets and liabilities and the historical operations reflected in the financial statements prior to the Reverse Acquisition will be those of the Combined Partnerships and are recorded at the historical cost basis of the Combined Partnerships. The financial statements after completion of the Reverse Acquisition will include the assets and liabilities of the Combined Partnerships and the Acquiree and the histori cal operations of the Combined Partnerships and the Acquiree and its subsidiaries from the closing date of the Reverse Acquisition. In accordance with ASC 805, the assets and liabilities of the Acquiree at the date of the acquisition have been recorded at fair value.

Baron continues to be a "smaller reporting company," as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the Reverse Acquisition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The Combined Financial Statements include the accounts of the Combined Partnerships which are entities under common control and management. All transactions and accounts between and among the Combined Partnerships have been eliminated. The Combined Partnerships have evaluated subsequent events through February 13, 2012, which is the date the Combined Financial Statements were available to be issued.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Combined Partnerships' financial statements are based on a number of significant estimates including the selection of the useful lives for property and equipment, asset retirement obligations and the oil and gas reserve quantities which are the basis for the calculations of depreciation, depletion, and impairment of property and equipment. The Combined Partnerships' reserve quantities are determined by an independent petroleum engineering firm. However, management emphasizes that estimated reserve quantities are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories. Accordingly, the Combined Partnerships' estimates are expected to change as future information becomes available.

Cash and Cash Equivalents

The Combined Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. At July 31, 2009 and 2008, cash and cash equivalents include cash on hand and cash in depository institutions and commercial banks. FDIC insured these deposits up to $250,000 during 2009 and 2008.

Restricted Cash

As of July 31, 2009 and 2008, the Company had $50,336 and $50,770, respectively, of restricted cash in the form of a certificate of deposit which was classified as a long-term asset. The restricted cash serves as collateral for an irrevocable documentary blanket letter of credit ("LOC") in favor of the Railroad Commission of Texas (the "Commission"). The LOC serves as a bond for the asset retirement obligations associated with Permian LP's oil and gas properties. The LOC must be renewed annually and continued in effect until the conditions of the bond have been met or its release is approved by the Commission or its authorized delegate.

Accounts Receivable

Substantially, all of the Combined Partnerships' accounts receivable consists of accrued revenues from oil and gas sales for the years ended July 31, 2009 and 2008 sold to third party companies in the oil and gas industry. This concentration of customers may impact the Combined Partnerships' overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and gas industry. In determining whether or not to require collateral from a purchaser or joint interest owner, the Combined Partnerships analyze the entity's net worth, cash flows, earnings and credit ratings. Historically, the Combined Partnerships have not required collateral from a purchaser or joint interest owner since credit losses incurred by the Combined Partnerships on receivables have not been significant.

Accounts receivable are recorded at invoiced amount and generally do not bear interest. Any allowance for doubtful accounts is based on management's estimate of the amount of probable losses due to the inability to collect from customers. As of July 31, 2009 and 2008, no allowance for doubtful accounts has been recorded.

Concentration of Credit Risk

Financial instruments that subject the Combined Partnerships to concentration of cash and credit risk consist of accounts receivable. All of the Combined Partnerships' cash and cash equivalents are maintained in regional and national financial institutions. The Combined Partnerships have exposure to credit risk to the extent that their cash and cash equivalents exceed amounts covered by the FDIC; however, the Combined Partnerships have not experienced any losses in such accounts. In management's opinion, the capitalization and operating history of the financial institutions are such that the likelihood of material loss is remote.

Sales to two purchasers comprised 37% and 47% of the Combined Partnerships' total oil and gas revenues for the year ended July 31, 2009 and 33% and 64% of the Combined Partnerships' total oil and gas revenues for the year ended July 31, 2008. At July 31, 2009, the Combined Partnerships' accounts receivable balance included a receivable from one purchaser which constituted 80% of the total balance. The related amounts were collected between August 2009 and October 2009. At July 31, 2008, the Combined Partnerships' accounts receivable balance included a receivable from two purchasers which constituted 47% and 52% of the total balance. The related amounts were collected between August 2008 and October 2008. The Combined Partnerships believe that, in the event that its primary customers are unable or unwilling to continue to purchase the Combined Partnerships' production, there are a substantial number of alternative buyers for their production at comparable prices.

Oil and Gas Properties

The Combined Partnerships use the successful efforts method of accounting for oil and gas operations. Under this method of accounting, costs to acquire mineral interests in oil and gas properties, to drill and equip development wells, and to drill and equip exploratory wells that find proved reserves are capitalized. Depletion and depreciation of capitalized costs for producing oil and gas properties is calculated using the unit-of-production method based on estimates of proved oil and gas reserves on a field-by-field basis. Depletion and depreciation expense for the Combined Partnerships' oil and gas properties were $185,373 and $192,854 for the years ended July 31, 2009 and 2008, respectively.

Long-lived assets that are held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount an impairment charge must be recorded to reduce the carrying amount of the asset to its estimated fair value. Fair value is determined by reference to the present value of estimated future cash flows of such properties. During the years ended July 31, 2009 and 2008, there were impairments of long-lived assets of $900,668 and $154,953, respectively. All of the Combined Partnerships' leaseholds and mineral interests are proved.

Asset Retirement Obligation

The Combined Partnerships recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalizes an equal amount as a cost of the asset. The cost of the abandonment obligations, less estimated salvage values, is included in the computation of depreciation, depletion and amortization.

Revenue Recognition

The Combined Partnerships have working interests in various oil and gas properties which constitute their primary source of revenue. The Combined Partnerships recognize oil and gas revenue from their interests in producing wells as oil and gas is sold from those wells. The Combined Partnerships follow the "sales method" of accounting for oil and natural gas revenue, so they recognize revenue on all natural gas or crude oil sold to purchasers in accordance with their proportionate ownership in the property. When natural gas sales volumes exceed the Combined Partnerships'entitled share and the accumulated overproduced balance exceeds the Combined Partnerships' share of the remaining estimated proved natural gas reserves for a given property, the Combined Partnerships will record a liability. Historically, sales volumes have not materially differed from the Combined Partnerships' entitled share of natural gas production and the Combined Partnerships did not have a material imbalance position in terms of volumes or values at July 31, 2009 and 2008.

Fair Value of Financial Instruments

The Combined Partnerships' financial instruments consist primarily of cash, accounts payable, accrued expenses and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

The Combined Partnerships adopted ASC Topic 820, FAIR VALUE MEASUREMENTS which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

     * Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

     * Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or

     * Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement

Recent Accounting Pronouncements

Recent accounting pronouncements that the Combined Partnerships have adopted or that they will be required to adopt in the future are summarized below.

PROVED OIL AND GAS RESERVES

On January 1, 2009, the Combined Partnerships adopted the accounting guidance applicable to SEC registrants with respect to Rule 4-10(a) of SEC Regulation S-X regarding proved oil and gas reserves which are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., average price in preceding 12 months. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions.

     (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     (iii)Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

MODERNIZATION OF OIL AND GAS REPORTING

In December 2008, the SEC issued the final rule, "MODERNIZATION OF OIL AND GAS REPORTING ," which adopts revisions to the SEC's oil and natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. Early adoption of the new rules is prohibited. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.

BUSINESS COMBINATIONS

On January 1, 2009, the Combined Partnerships adopted the accounting guidance under ASC Topic 805 (ASC 805) on business combinations, (formerly SFAS No. 141
(R), "BUSINESS COMBINATIONS" which replaced SFAS No. 141 "BUSINESS COMBINATION"). ASC 805 retains the fundamental requirements in SFAS 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. ASC 805 requires an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, to be measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, ASC 805 requires acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. The adoption of ASC 805 did not have a material impact on the the Combined Partnerships' combined financial statements. The provisions of ASC 805 will be applied at such time when measurement of a business acquisition is required.

No other accounting standards or interpretations issued recently are expected to a have a material impact on the Combined Partnerships' financial position, operations or cash flows.

NOTE 3 - OIL AND GAS PROPERTIES

ACQUISITION OF OIL AND GAS PROPERTIES

On August 1, 2007 Permian LP acquired various properties located in Jones, Taylor, Haskell, Nolan, and Runnels Counties, Texas from Greasewood Oil Company, et al (the "Greasewood Properties") for cash consideration of $2,000,000, subject to customary post-closing adjustments, of which $1,550,000 was funded via a loan from American State Bank ("ASB"), $350,000 funded via a loan with BaseLine Capital, Inc. ("BaseLine"), and the remaining $100,000 paid in cash.

Under the terms of the loan agreement between BaseLine and Permian LP, upon full payment to BaseLine of any and all principal, interest and other costs under the loan agreement ("Payout"), BaseLine had the right to a back-in working interest on the Greasewood Properties, at BaseLine's sole election, of up to 25.00% (the "Back-In"). On April 27, 2011, Baron (as successor-in-interest to Permian LP) and BaseLine entered into a First Amended and Restated Loan Agreement (the "Restated Agreement"). Under the Restated Agreement, BaseLine became entitled to the Back-In upon the earlier to occur of Pay-Out or October 27, 2011. On December 1, 2011, BaseLine exercised their right to back-in on our Shaffer, et al, Shaffer "B," Shaffer "C," and Huddleston leases located in Taylor County,

Texas. BaseLine has elected to not back-in on the remainder of the Greasewood Properties and has no future option to do so.

CAPITALIZED COSTS AND ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION

                                                  2009                 2008
                                              ------------         ------------
Proved oil and gas properties                 $  4,270,970         $  4,606,840
Unproved oil and gas properties                         --                   --
Accumulated depreciation, depletion
 and impairment                                 (2,580,260)          (1,519,435)
                                              ------------         ------------
                                              $  1,690,710         $  3,087,405
                                              ============         ============

SALE OF OIL AND GAS PROPERTIES

On November 10, 2008, but effective October 1, 2008, Permian LP sold all of its interests in three leases located in Nolan County, Texas to Andalucia Oil Company for total cash consideration of $775,000, The Combined Partnerships recognized a gain on the sale of $473,465 during the year ended July 31, 2009, computed as follows:

Proceeds from sale                                                 $    775,000
Less: Transaction costs                                                      --
ARO liabilities transferred                                              14,569
Less: Carrying value of oil and gas properties, net                    (316,104)
                                                                   ------------
Net gain on sale                                                   $    473,465
                                                                   ============

NOTE 4 - INVESTMENT IN RELATED PARTY ENTITY

Esconde LP held an investment of $216,000 in Sierra Investment Partners LP ("Sierra"), a related party with certain common ownership, at July 31, 2008 and July 31, 2009 comprised of 230,000 partnership units. Sierra is an oil and natural gas business.

NOTE 5 - RELATED PARTY TRANSACTIONS

Accounts payable and accrued expenses with related parties for the year ended July 31, 2009 and 2008 were $427,424 and $263,508, respectively. The accounts payable and accrued expenses of related parties are:

                                              July 31, 2009        July 31, 2008
                                              -------------        -------------
SPI Operations LLC                            $     12,272         $     57,419
Permian Legend LLC                                 411,908              206,009
Other                                                3,244                   80
                                              ------------         ------------
Total                                         $    427,424         $    263,508
                                              ============         ============

SPI Operations LLC ("SPI") is general partner for Sierra. During 2009 and 2008, SPI's members included the current management of Baron. SPI served as operator on certain oil and gas properties owned or previously owned by Esconde LP. The related party amounts shown above represent SPI billings to Esconde LP for the costs of operating the properties. As of July 31, 2009, SPI operated two shut-in leases on behalf of Esconde LP, the Connell Estate and Connell "B" leases. SPI and Sierra operate independently from the Combined Partnerships.

Permian Legend LLC ("Permian LLC") is general partner for Permian LP. Permian LLC served as operator on all oil and gas properties owned by Permian LP. The related party amounts shown above represent billings to Permian LP for the costs of operating the properties and management fees. Permian LLC is controlled by the current management of Baron.

As of July 31, 2009 and 2008, the Combined Partnerships had loans payable to related parties in the amount of $90,748 and $24,700, respectively. The loans were issued to provide working capital for operations. The loans bear interest rates varying from 0% to 4% per year and $13,600 of the loans payable matured on April 1, 2006 and is in default. The remainder has no maturity date.

Related Party Notes Payable are:

                                              July 31, 2009        July 31, 2008
                                              -------------        -------------
1. Esconde Energy LLC                         $        550         $        550
2. Lavaca Energy, LLC                               10,080                4,080
3. Pierce-Hamilton Energy Partners LP               61,806               13,270
4. PWH Resources LP                                 15,592                4,080
5. SJM Family LP                                     2,720                2,720
                                              ------------         ------------
Related Party Notes and Line of
 Credit Payable                                     90,748               24,700
Less:  Current Portion                             (90,748)             (24,700)
                                              ------------         ------------
Long-Term Portion                             $         --         $         --
                                              ============         ============

     1. Loan payable to Esconde Energy LLC ("Esconde LLC") dated October 12, 2007. The loan is due upon demand and has no interest rate. Esconde LLC is controlled by the current management of Baron.

     2. Promissory Note dated December 20, 2005 payable to Lavaca Energy, LLC ("Lavaca") in the amount of $7,500 bearing interest of 4%, maturing on April 1, 2006 (the "Lavaca Promissory Note"), and other short-term payable to Lavaca due upon demand and having no interest rate. The Combined Partnerships are in default on the Lavaca Promissory Note as of July 31, 2009. On March 11, 2011, Baron and Lavaca executed a debt settlement letter pursuant to which Lavaca settled all outstanding principal and accrued interest on the Lavaca Promissory Note for 59,615 common shares of Baron valued at $4,173. Lavaca is controlled by the current management of Baron.

     3. Promissory Note dated December 20, 2005 payable to Pierce-Hamilton Energy Partners LP ("Pierce-Hamilton") bearing interest of 4%;, maturing on April 1, 2006 (the "Pierce-Hamilton Promissory Note"), and other short-term note payable to Pierce-Hamilton upon demand and having no interest rate (the "Pierce-Hamilton Demand Note"). . The Combined Partnerships are in default on the Pierce-Hamilton Promissory Note. On March 11, 2011, Baron and Pierce-Hamilton executed a debt settlement letter pursuant to which Pierce-Hamilton settled all outstanding principal and accrued interest on the Pierce-Hamilton Promissory Note and the Pierce-Hamilton Demand Note for 789,303 common shares of Baron valued at $55,251.

     4. Promissory Note dated December 20, 2005 payable to PWH Resources LP ("PWH") bearing interest of 4%, maturing on April 1, 2006 (the "PWH Promissory Note"), and other short-term note payable to PWH due upon demand and having no interest rate (the "PWH Demand Note"). The Combined Partnerships are in default as of July 31, 2009 on the PWH Promissory Note. On March 11, 2011, Baron and PWH executed a debt settlement letter pursuant to which PWH settled all outstanding principal and accrued interest on the PWH Promissory Note and the PWH Demand Note for 232,288 common shares of Baron valued at $16,260. PWH is a managing member of Esconde Energy.

     5. Promissory Note dated December 20, 2005 payable to SJM Family L.P. ("SJM") in the amount of $5,000 bearing interest of 4%; the note matured on April 1, 2006. The Combined Partnerships are in default on this note as of July 31, 2009. On March 11, 2011, Baron and SJM executed a debt settlement letter pursuant to which SJM settled all outstanding principal and accrued interest on this promissory note for 45,215 common shares of Baron valued at $3,165. SJM is a member of Esconde Energy.

NOTE 6 - NOTES PAYABLE

Notes payable are as follows:

                                              July 31, 2009        July 31, 2008
                                              -------------        -------------
American State Bank ("Esconde Note")          $    172,804         $    279,002
American State Bank Revolving Line of
 Credit ("Revolver")                               137,674              145,000
American State Bank ("Permian #1 Note")                 --            1,426,539
American State Bank ("Permian #2 Note")                 --              250,000
American State Bank ("New Permian Note")         1,003,772                   --
BaseLine Capital, Inc. ("BaseLine Note 1")         156,227              158,263
BaseLine Capital, Inc. ("BaseLine Note 2")         272,266              252,113
BaseLine Capital ("BaseLine Note 3")               206,691              356,030
Charles W. Darter, Jr. ("Darter")                  425,000              425,000
Jerry E Polis Family Trust ("Polis")               361,210              361,111
                                              ------------         ------------
Total Notes and Line of Credit Payable           2,735,644            3,653,058
Less:  Current Portion                          (2,735,644)          (3,653,058)
                                              ------------         ------------
Long-Term Portion                             $         --         $         --
                                              ============         ============

AMERICAN STATE BANK

On September 28, 2006, Esconde LP entered into a term note with ASB in the original amount of $500,000 bearing interest at 1% plus the ASB Rate (the "Esconde Note"); the Esconde Note had an original maturity of September 28, 2010 and is currently in default. The Esconde Note is secured by certain of the Combined Partnerships' oil and gas properties and was guaranteed by Esconde Energy. On March 20, 2009, ASB issued a notice of payment default on the Esconde Note. Accordingly, as of July 31, 2009, the full outstanding balance of the Esconde Note was included in the current portion of notes payable.

On September 28, 2006, Esconde LP entered into a revolving line of credit payable to ASB in the original amount of $150,000 bearing interest at 1% plus the ASB Bank Rate (the "Revolver"), with an original maturity of September 28, 2007. The Revolver is secured by certain of the Combined Partnerships' oil and gas properties and guaranteed by Esconde Energy. The Revolver was periodically extended as it reached maturity. On March 20, 2009, ASB issued a notice of payment default on the Revolver. Accordingly, as of July 31, 2009, the full outstanding balance of the Revolver was included in the current portion of notes payable.

On September 1, 2009, the balance due under the Esconde Note was consolidated with the Revolver and refinanced under a new term note in the amount of $309,682 bearing interest at 2% plus the ASB Rate, but in no event to be less than 6.0%, with a maturity date of December 15, 2009 (the "New Esconde Note"). The New Esconde Note is secured by certain of the Combined Partnerships' oil and gas properties and guaranteed by Esconde Energy.

On December 15, 2009, the interest rate on the New Esconde Note was increased to 2.5% plus the ASB Rate (but in no event to be less than 6.5%) and the maturity date extended to March 1, 2010.

On August 1, 2007, Permian LP entered into a term note payable to ASB in the original amount of $1,600,000 bearing interest at the ASB Rate plus 1.0% (the "Permian #1 Note"); with a maturity date of August 1, 2008. This note is secured by a first lien on certain of the Combined Partnerships' oil and gas properties and guaranteed by Permian LLC and the current management of Baron.

On May 15, 2008, Permian LP entered into a term note payable to ASB in the original amount of $250,000 bearing interest at the ASB Rate plus 1.0% (the "Permian #2 Note") with a maturity date of August 1, 2008. This note is secured by a first lien on certain of the Combined Partnerships' oil and gas properties and guaranteed by Permian LLC and the current management of Baron.

On August 1, 2008, Permian LP entered into a new term note payable to ASB in the original amount of $1,675,000 bearing interest at the ASB Rate plus 1.0% which consolidated the Permian #1 Note and the Permian #2 Note (the "New Permian Note"). The New Permian Note originally matured on October 15, 2008. This note is secured by a first lien on certain of the Combined Partnerships' oil and gas properties and guaranteed by Permian LLC and the current management of Baron. The note maturity was extended periodically. On May 1, 2009, the maturity date was extended to July 15, 2009 and the interest rate increased to the ASB Rate plus 2.0%. On May 26, 2009, Permian LP paid $10,000 to ASB for the extension of the maturity date to July 15, 2009.

On October 15, 2009, the maturity date of the New Permian Note was extended from July 15, 2009 to December 15, 2009 and the interest rate increased to the ASB Rate plus 2.5%, but in no event to be less than 6.5%.

In conjunction with the extension, Permian LP entered into a new term note with ASB, in the original amount of $50,000, dated October 15, 2009, bearing interest at the ASB Rate plus 2.5%, but in no event to be less than 6.5% (the "Second Term Note"). The note provides for a first lien on certain of the Combined Partnerships' oil and gas properties and is guaranteed by Permian LLC and the current management of Baron.

On December 15, 2009, the maturity date of the New Permian Note and Second Term Note were extended to March 1, 2010.

On March 4, 2010, Baron, as successor-in-interest to the Combined Partnerships, received notice ("Default Notice") from ASB that Baron was in default of the New Esconde Note, the New Permian Note and the Second Term Note (collectively, the "Assumed Loan Documents") because amounts were owed under each of the Assumed Loan Documents, which matured on March 1, 2010. Specifically, Baron was notified that $729,724 plus accrued interest was owed under the New Permian Note and Second Term Note and $271,282 plus accrued interest was owed under the New Esconde Note.

In the Default Notice, ABS notified Baron that if all amounts due, plus accrued interest, late charges and attorney's fees were not paid to ASB within 10 days receipt of the Default Notice, ASB would proceed to foreclose on (1) with respect to the New Permian Note and Second Term Note, certain oil and gas properties located in Haskell, Jones, Nolan, Reagan, Runnels and Taylor County, Texas, and (2) with respect to the New Esconde Note, certain oil and gas properties located in Borden, Garza and Scurry County, Texas. Moreover, ABS asserted that if the foreclosure process resulted in any deficiency, it would pursue a deficiency judgment against Baron.

On May 1, 2010, the New Esconde Note was combined with the New Permian Note and the Second Term Note and replaced by two term notes (the "Baron Notes") in the original amounts of $550,000 and $450,000, both with an interest rate of the ASB Rate plus 2.5%, never to be less than 6.5%, and a maturity date of September 1, 2010. The Baron Notes are secured by a first lien on Baron's oil and gas properties in Borden, Garza, Scurry, Jones, Runnels, and Taylor Counties, Texas and guaranteed by the current management of Baron.

On August 31, 2010, ASB assigned the Baron Notes with principal balances of $450,000 and $508,334 and the Baron Truck Note with principal balance of $8,580, as disclosed in Note 11, to Newton Energy, Inc. ("Newton"). These notes were amended, consolidated, and restated to an amount of $1,006,000 which included the principal balance of all notes, $5,253 in accrued interest, $22,023 in legal fees, $10,060 in interest charges by Newton and $1,751 of cash held in an ASB checking account (the "Newton Note"). The Newton Note has an interest rate of 13.5% and a maturity date of August 25, 2015. Interest only payments of $11,317 are due monthly for the first year. A prepayment penalty totaling $135,810 less interest received to date is to be applied pro rata against any principal payments made in the first year. The Company sold certain oil and gas properties and applied the proceeds as principal payments of $193,500 on December 21, 2010 and January 3, 2011 resulting in penalties of $19,592 and $17,415, respectively. The Newton Note is secured by a first lien on Baron's oil and gas properties in Borden, Garza, Scurry, Jones, Runnels, and Taylor Counties, Texas. There are no guarantees on the Newton Note.

BASELINE CAPITAL INC.

On September 28, 2006, Esconde LP entered into a promissory note payable to BaseLine in the amount of $175,000 bearing interest of 12%; maturity on March 28, 2011 ("BaseLine Note 1"). The Combined Partnerships did not pay this note at maturity, the note is in default, and interest is accruing at its default rate of 18% per year. Accordingly, as of July 31, 2009, the full outstanding balance of BaseLine Note 1 was included in the current portion of notes payable.

On September 28, 2006, Esconde LP entered into a promissory note payable to BaseLine in the amount of $325,000 bearing interest of 12%; maturity on March 28, 2011 ("BaseLine Note 2"). The Combined Partnerships did not pay this note at maturity, are in default on this note, and interest is accruing at the default rate of 18% per year. Accordingly, as of July 31, 2009, the full outstanding balance of the BaseLine Note 2 was included in the current portion of notes payable.

Per the terms of BaseLine Note 1 and BaseLine Note 2 (collectively the "BaseLine Esconde Notes"), BaseLine received warrants to purchase a total of 100,000 limited partner units in Esconde LP, exercisable at any time after pay off of the BaseLine Esconde Notes or in the event of a change of control, at an exercise price of $0.0001 per unit. The warrants had an estimated fair value of $99,994 based on the Black-Scholes option pricing model. Esconde LP recorded the fair value of the warrants as a debt discount to the notes. The Combined Partnerships are amortizing the debt discount using the effective interest method over 58 months at an effective interest rate of 12%. The amortization of the debt discount resulted in additional interest expense of $24,032 and $31,537 during the years ended July 31, 2009 and 2008, respectively.

On February 18, 2010, in consideration for consent to the conversion of Esconde LP into Esconde, Esconde LP agreed to issue 100,000 partnership units to affiliates of its debt holder, BaseLine, in exchange for the cancellation of the warrants. The remaining discount of $17,769 was accelerated and recorded as interest expense.

On August 1, 2007, Permian LP entered into a promissory note payable to BaseLine ("BaseLine Note 3") in the amount of $500,000 bearing interest of 12% with a maturity date of August 1, 2010. This note is secured by a second lien on the Combined Partnerships' oil and gas properties in Jones, Nolan, Reagan, Runnels, Haskell, and Taylor Counties, Texas (the "Mortgaged Properties") and guaranteed by Permian LLC. Under the terms of this note, upon full payment, Baseline is entitled to a 25% back-in working interest on the Mortgaged Properties.

At July 31, 2009, the Combined Partnerships were in default on the Baseline Note 3 with interest accruing at its default rate of 18% per year. Accordingly, as of July 31, 2009, the full outstanding balance of this note payable was included in the current portion of notes payable.

On January 5, 2011, BaseLine notified Baron, as successor-in-interest to the Combined Partnerships, and the senior secured lender, Newton, of its belief that an event of default under the BaseLine Note 3 had occurred based on a recent sale of our rights in several oil and gas properties other than those securing our obligations under BaseLine Note 3 and the associated loan documents.

On March 16, 2011, Baron was served with a copy of a petition filed by BaseLine in the District Court of Midland, Texas 238th Judicial District naming Baron and the senior secured lender, Newton, as defendants (the "Petition"). Under the Petition, BaseLine demanded a judgment in its favor for its actual damages and attorneys' fees and court costs, together with any pre-judgment and post-judgment interest it may be allowed by law.

On April 27, 2011, Baron reached a settlement with BaseLine in which Baron agreed to pay down $106,691 in principal balance and $43,309 in accrued interest on the Baseline Note 3, pay BaseLine legal fees of $15,248, pay outstanding management fees owed to BaseLine in the amount of $9,752 and replace BaseLine
Note 3 with a new promissory note in the amount of $100,000 bearing interest at 8.0% and maturing on May 15, 2015 ("BaseLine Note 4"). BaseLine Note 4 settled the litigation described above and the case was dismissed. BaseLine Note 4 is secured by a second lien on the Combined Partnerships' oil and gas properties in Jones, Runnels, and Taylor Counties, Texas (the "New Mortgaged Properties"). Under the terms of this note, Baseline may elect to back in to a 25% working interest on some or all of the New Mortgaged Properties (the "Back-In"). BaseLine was required to make this election within sixty days after October 27, 2011. On December 1, 2011, Baseline exercised the Back-In for specific properties (See Note 3 - Acquisition of Properties and Note 10 - Subsequent Events).

On May 2, 2011, the Newton Note, with a principal balance of $621,000, was amended and restated to increase the amount to $797,750 and the Company pledged its Green Lease, Baylor County, Texas, and its Kirkpatrick 69 and Kirkpatrick 68-1 Leases, Garza County, Texas as additional collateral. The proceeds of $176,750 from the increase in the loan were used to pay the settlement fees to BaseLine as discussed above and $1,750 in additional interest charges incurred for the amended note.

CHARLES W. DARTER

On September 28, 2006, Esconde LP entered into a term note payable to Charles W. Darter, Jr. ("Darter") in the amount of $425,000 bearing interest at 10% with a maturity date of October 15, 2007 (the "Darter Note"). As of July 31, 2009 the note was unpaid. This note was secured by the Combined Partnerships' Kirkpatrick and Kildugan oil and gas properties located in Garza County, Texas.

On May 29, 2009, the Combined Partnerships received a notice of demand for payment of the matured note. On September 14, 2009, the Combined Partnerships received a notice of acceleration and demand. No further action has been taken by the lender.

The Combined Partnerships are in default on this note and interest is accruing at the default rate of 18% per year. Accordingly, as of July 31, 2009, the full outstanding balance of the Darter note payable was included in the current portion of notes payable.

JERRY E. POLIS FAMILY TRUST

On March 1, 2006, Esconde LP entered into a promissory note payable to the Jerry
E. Polis Family Trust ("Polis") in the amount of $361,111 bearing interest at 12% with a maturity date of August 1, 2009. The Combined Partnerships have not made payments as due and are in default on this note. Accordingly, as of July

31, 2009, the full outstanding balance of this note payable was included in the current portion of notes payable. No actions have been taken by the lender on the default.

NOTE 7 - PRODUCTION PAYABLE

On April 1, 2006, Esconde LP entered into a production note payable to Polis in the amount of $125,000 bearing interest at 12%. The principal and accrued interest is to be paid out of at least half of the monthly net cash flows from the Hamlett #1 well located in Scurry County, Texas. The Combined Partnerships have not paid the monthly payments as due and are in default on this note. No actions have been taken by the lender on the default.

NOTE 8 - ASSET RETIREMENT OBLIGATIONS

The Combined Partnerships record the fair value of a liability for asset retirement obligations ("ARO") in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset and is depreciated over the useful life of the asset. The Combined Partnerships accrue an abandonment liability associated with its oil and gas wells when those assets are placed in service or acquired. The ARO is recorded at its estimated fair value and accretion is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is determined by using the expected future cash outflows discounted at the Combined Partnerships' credit-adjusted cost of capital risk-free rate. No market risk premium has been included in the Combined Partnerships' calculation of the ARO balance.

The following is a description of the changes to the Combined Partnerships' asset retirement obligations for the years ended July 31, 2009 and 2008.

                                                     2009              2008
                                                  ----------        ----------
Asset retirement obligation at beginning
 of the period                                    $  264,585        $   17,662
Reduction for sale of oil and gas properties         (14,569)               --
Liabilities incurred from drilling                        --           218,311
Accretion expense                                     29,148            28,612
                                                  ----------        ----------
Asset retirement obligation at end of period      $  279,164        $  264,585
                                                  ==========        ==========

NOTE 9 - CAPITAL AND ALLOCATION OF INCOME (LOSSES)

Neither Esconde LP nor Permian LP requires partner approval for additional capital contributions. Esconde LP did not obtain additional capital contributions for the years ended July 31, 2009 and 2008. Permian LP obtained additional capital contributions for the years ended July 31, 2009 and 2008 of $150,000 and $75,000, respectively.

During the year ended July 31, 2008, Permian LP issued one partnership unit to Dutco, L.P. representing a 5% ownership in the partnership for no cash consideration. The unit was issued for business development assistance. Permian LP recorded the value of the partnership unit at $25,000 based on the most recent cash purchase of the partnership units as additional compensation expense.

In accordance with the provisions of the limited partnership agreements of Esconde LP and Permian LP, net capital appreciation or depreciation of the partnerships is allocated to all partners in proportion to each partner's opening capital account for each accounting period, as defined in the limited partnership agreements.

                                                  2009                 2008
                                              ------------         ------------
Net income (loss)                             $ (1,180,894)        $   (605,957)
Permanent Differences - impairment of oil
 and gas properties                                900,668              154,953
Temporary Differences - depletion expense           54,462              119,027
                                              ------------         ------------
Taxable loss to be allocated                  $   (225,764)        $   (331,977)
                                              ============         ============

NOTE 10 - COMMITMENTS AND CONTINGENCIES

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims, other than those claims described in Note 6 and Note 7, that we believe will have a material adverse effect on our business, financial condition or operating results.

Substantially all of the oil and gas properties owned by the Combined Partnerships is pledged as collateral security on our outstanding notes payable. As disclosed in Note 6 and Note 7, substantially all of our notes payable are currently in default and have been classified as current. Except as disclosed above in Note 6 and Note 7, no claim or action has been made by the holders of any of the Combined Partnerships' outstanding debt. Baron, as successor in interest to the Combined Partnerships, may be subject to such claims until it is able to remedy the status of default in each of the notes payable.

NOTE 11 - SUBSEQUENT EVENTS

Disclosure of material subsequent events of the Combined Partnerships and Baron are included as Baron's activities represent a continuation of certain of the activities of the Combined Partnership following the merger.

CONVERSIONS OF PARTNERSHIPS TO CORPORATIONS

On February 21, 2010, Permian LP issued an additional 4.5 partnership units for a total of 24.5 outstanding partnership units. The additional units were issued to its Tier 1 limited partners pursuant to the limited partnership agreement. The units were issued and valued at $562,500 based on the most recent cash sale of Permian LP partnership units. Permian LP recorded this amount as compensation expense in 2010 to the Tier 1 limited partners.

On February 22, 2010, Permian LP converted from a limited partnership to Permian with total authorized shares of 10,000,000 common shares at no par value. Permian LP converted all of its partnership interests for one common share per limited partnership unit. Permian LP had 24.5 partnership units outstanding and received 24.5 shares of common stock of Permian.

On February 18, 2010, in consideration for consent to the conversion of Esconde LP into Esconde, Esconde LP issued 100,000 partnership units to affiliates of its debt holder, BaseLine, in exchange for the cancellation of the outstanding warrants held by BaseLine. In addition, 963,250 partnership units of Esconde LP were returned to its treasury and canceled. At February 21, 2010, Esconde LP had 2,470,083 partnership units outstanding.

On February 22, 2010, Esconde LP converted from a limited partnership to Esconde with total authorized shares of 10,000,000 common shares at no par value. Esconde LP converted all of its partnership interests for one common share per limited partnership unit. Esconde LP had 2,470,083 partnership units outstanding and received 2,470,083 shares of common stock of Esconde.

OBLIGATIONS ASSUMED IN CONNECTION WITH MERGER WITH BARON

As a result of the Merger Agreement, Baron assumed the following obligations:

(1) The obligations in the amount of $729,724 of Permian LP under the Loan Agreement between Permian LP and ASB dated as of August 1, 2008, as amended (the "Permian Loan Agreement"); and

(2) The obligations in the amount of $271,282 of Esconde LP under the First Modification and Amendment of Term Note of ASB dated December 15, 2009 (the "Esconde Loan Agreement" and, together with the Permian Loan Agreement, the "Assumed Loan Documents").

See Note 6 for subsequent events related to the Assumed Loan Documents.

ACQUISITIONS OF OIL AND GAS PROPERTIES

On May 4, 2011, Baron and Pronto Limited ("Pronto") entered into an Assignment and Bill of Sale, effective as of May 1, 2011 (the "Bill of Sale"). Pursuant to the Bill of Sale, Baron purchased all of Pronto's working interests and a 75% net revenue interest in the Kirkpatrick "69" Lease, and all of Pronto's interests in the Salt Water Disposal Agreement relating to the Kirkpatrick 68-1 well, both of which are located in Garza County, Texas. Baron paid Pronto a total of $59,000 for the assets, consisting of $35,000 in cash and 300,000 shares of common stock valued at $24,000 based on the closing stock price on date of grant.

SALES OF OIL AND GAS INTERESTS

On October 27, 2009, and effective October 1, 2009, Permian LP sold all of its interests in two leases located in Haskell County, Texas to SPA PETCO OSU LLC for a total cash consideration of $500,000. The Combined Partnerships recognized a gain on the sale of $361,526 during the six months ended January 31, 2010 computed as follows:

Gross Proceeds from sale                                              $ 500,000
Less: Transaction costs                                                      --
Carrying value of oil and gas properties                               (226,749)
Extinguishment of asset retirement obligation liabilities                88,275
                                                                      ---------
Net gain on sale                                                      $ 361,526
                                                                      =========

Simultaneously, BaseLine exercised the Back-In in the two leases. Accordingly, Permian LP recorded the Back-In as additional interest expense on the note payable to BaseLine and paid BaseLine $125,000 of the proceeds for the working interests. Permian LP received $375,000 in net cash proceeds which was used to repay the New Permian Note.

On December 21, 2010, Baron executed two identical Assignments and Bills of Sale (collectively, the "Assignments") with each of the McCabe Family Trust ("McCabe") and the Rochford Living Trust ("Rochford" and together with McCabe, the "Trusts") for all of Baron's non-operated working interests in oil and gas leases in Borden and Garza Counties, Texas and certain non-operated working interests in oil and gas leases in Scurry County, Texas (collectively, the "Working Interests"). In addition to the Working Interests, the Trusts also acquired all of Baron's right, title and interest in all contracts, agreements, real and personal property, easements, equipment, fixtures, licenses, approvals, permits, hydrocarbons, and other minerals associated with, produced from, and/or directly related to the Working Interests ("Purchased Property"). The Trusts paid Baron $1.18 million in cash for the Purchased Property. $387,000 of the proceeds were utilized to partially repay the Newton Note. The Working Interests had been previously substantially impaired. Accordingly, Baron recorded a gain of approximately $800,000 on the sale.

Gross Proceeds from sale                                            $ 1,180,000
Less: Transaction costs                                                 (57,200)
Carrying value of oil and gas properties                               (341,511)
Extinguishment of asset retirement obligation liabilities                18,611
                                                                    -----------
Net gain on sale                                                    $   799,900
                                                                    ===========

On December 6, 2011, and effective December 1, 2011, and pursuant to the terms of BaseLine Note 4, BaseLine elected to back-in to a 25% working interest in our Ashton Lease, Runnels County, Texas, and our Huddleston, Shaffer, et al, Shaffer "B," and Shaffer "C" Leases, in Taylor County, Texas.

PARTNERSHIP DISTRIBUTIONS OF SIERRA INVESTMENT

On February 18, 2010, immediately prior to the Merger, Esconde LP distributed all of its 230,000 partnership units in Sierra to its individual partnership unit holders.

SHARE PAYMENTS

On March 3, 2010, Baron issued 117,650 shares of common stock, valued at $40,000, based on the closing stock price on date of grant, to Kodiak Capital Group, LLC as its commitment to enter into a term sheet for an equity line of credit. The Kodiak Term Sheet was terminated effective July 15, 2010.

On March 8, 2010, Baron issued 10,000 shares of common stock to Southwest Investment Association, Inc. in lieu of a cash payment of $2,500 for the registration fee to make a presentation at a conference.

On April 22, 2010, Baron issued 1,000,000 shares of common stock to a third party for consulting services valued at $250,000 based on the closing stock price on date of grant.

On May 11,  2010,  Baron  issued  10,000  shares  of common  stock to  Southwest
Investment Association, Inc. in lieu of a cash payment of $2,500 for the registration to make a presentation at a conference.

On May 24, 2010, Baron issued 300,000 shares of common stock in payment of $75,000 in accounts payable to a vendor.

Under the terms of the Darter Loan Agreement and Esconde Loan Agreement, the consent of subordinated lenders Darter and Baseline was required in connection with the Baron Notes. In order to obtain the consent of Darter, on June 15, 2010 Baron issued Darter 250,000 shares of common stock valued at $50,000 based on the closing price of the stock on the date of grant and recorded the payment for the modification as interest expense. In order to obtain Baseline's consent, on June 15, 2010 Baron issued the following affiliates of Baseline an aggregate of 557,435 shares of common stock valued at $111,487 based on the closing price of the stock the date of grant and Baron recorded the payment for the modification as interest expense.

    Name                                    Number of Shares          Value
    ----                                    ----------------        --------
Karl Reiter                                      27,872             $  5,574
Jerry E. Polis Family Trust                      83,615               16,723
Jerry Ehrens                                     83,615               16,723
Davric Corporation                              362,333               72,467
                                               --------             --------
Total                                           557,435             $111,487
                                               ========             ========

On June 15, 2010, Baron issued 150,000 shares of common stock to members of its Advisory Board valued at $30,000 based on the closing price of the stock on the date of grant.

On July 19, 2010, Baron issued 10,000 shares of common stock to Southwest Investment Association, Inc. in lieu of a cash payment of $3,000 for the registration fee to make a presentation at a conference.

On August 1, 2010, Baron issued 175,000 shares of common stock to third parties for consulting services valued at $19,250 based on the closing price of the stock on date of grant.

On August 16, 2010, Baron issued 50,000 shares of common stock to a third party for consulting services valued at $6,000 based on the closing price of the stock on date of grant.

On September 1, 2010, Baron issued 420,168 shares of common stock to the Company's Chairman, President, and CEO, Ronnie L. Steinocher in lieu of a cash payment of $50,000 in compensation valued at $50,000 based on the closing stock price on date of grant.

On November 1, 2010, Baron issued 175,000 shares of common stock to third parties for consulting services valued at $10,500 based on the closing price of the stock on date of grant.

On November 15, 2010, Baron issued 85,714 shares of common stock to a third party for consulting services valued at $6,000 based on the closing price of the stock on date of grant.

On December 31, 2010, Baron issued 1,000,000 shares of common stock to the Company's Chairman, President, and CEO, Ronnie L. Steinocher in lieu of a cash payment of $50,000 in compensation based on the closing price of our common stock for the five most recent trading days prior to December 31, 2010.

On January 1, 2011, Baron issued 200,000 shares of common stock to third parties for consulting services valued at $16,000 based on the closing price of the stock on date of grant.

On February 1, 2011 Baron issued 175,000 shares of common stock to third parties for consulting services valued at $14,000 based on the closing price of the stock on date of grant.

On February 22, 2011, Baron and Sunrise Securities Corp. ("Sunrise") executed an engagement letter agreement (the "Sunrise Agreement") pursuant to which Sunrise would provide financial advisory services in connection with: (1) debt and equity financings; (2) corporate restructuring and acquisitions; and (3) merger/tender offers with targeted acquisition(s). The Company granted Sunrise 1,250,000 warrants to purchase one share of Baron's common stock. Baron valued the warrants at $107,257 using the Black-Scholes model.

On April 18, 2011,  Baron issued 868,056 shares of common stock to its Chairman,
President,   and  CEO,   Ronnie  L.  Steinocher  in  lieu  of  $75,000  of  cash
compensation.

On May 1, 2011, Baron issued 175,000 shares of common stock to third parties for consulting services valued at $14,000 based on the closing price of the stock on date of grant.

On May 9, 2011, Baron issued 86,418 shares of common stock, in reimbursement to a third party for costs associated with a conference valued at $5,617 based on the closing stock price on date of grant.

On May 9, 2011, Baron issued 226,923 shares of common stock in payment of $14,750 in accounts payable to a vendor.

On June 29, 2011, Baron issued 307,692 shares of common stock in payment of $20,000 in accounts payable to a vendor.

On June 30, 2011, Baron issued 2,083,333 shares of common stock to its Executive Vice President and CFO, Lisa P. Hamilton, in lieu of $150,000 of cash compensation valued at $150,000 based on the closing stock price on date of grant.

On June 30, 2011, Baron issued 1,041,667 shares of common stock to its President and CEO, Ronnie L. Steinocher, in lieu of $75,000 of cash compensation valued at $75,000 based on the closing stock price on date of grant.

On July 11, 2011, Baron issued 1,041,667 shares of common stock to its Chairman, President, and CEO, Ronnie L. Steinocher in lieu of $75,000 of cash compensation valued at $75,000 based on the closing stock price on date of grant.

On July 11, 2011, Baron issued 2,083,333 shares of common stock to its Executive Vice President and CFO, Lisa P. Hamilton in lieu of $150,000 of cash compensation valued at $150,000 based on the closing stock price on date of grant.

On September 27, 2011, Baron issued 200,000 shares of its common stock to third parties for consulting services valued at $10,000 based on the closing price of the stock on date of grant.

On September 30, 2011, Baron issued 1,500,000 shares of its common stock to its Chairman, President, and CEO, Ronnie L. Steinocher in lieu of $75,000 of cash compensation valued at $75,000 based on the closing stock price on date of grant.

On September 30, 2011, Baron issued 1,500,000 shares of its common stock to its Executive Vice President and CFO, Lisa P. Hamilton in lieu of $75,000 of cash compensation valued at $75,000 based on the closing stock price on date of grant.

On November 18, 2011, Baron issued 10,000 shares of common stock to Southwest Investment Association, Inc. in lieu of a cash payment of $3,000 for the registration fee to present at a conference.

On December 15, 2011, Baron issued 250,000 shares of its common stock to a third party for consulting services valued at $7,500 based on the closing price of the stock on date of grant.

On December 31, 2011, Baron issued 1,668,791 shares of its common stock to its Chairman, President, and CEO, Ronnie L. Steinocher in lieu of $57,250 of cash compensation valued at $57,250 based on the closing stock price on date of grant.

On December 31, 2011, Baron issued 1,474,926 shares of its common stock to its Executive Vice President and CFO, Lisa P. Hamilton in lieu of $50,000 of cash compensation valued at $50,000 based on the closing stock price on date of grant.

SHARES ISSUED FOR CASH

On March 22, 2010, Baron issued 100,000 shares of common stock for cash proceeds of $23,500, net of commissions of approximately $1,500.

On April 27, 2010, Baron issued 100,000 shares of common stock for cash proceeds of $25,000.

On May 5, 2010, Baron issued 100,000 shares of common stock for cash proceeds of $25,000.

On May 11, 2010, Baron issued 200,000 shares of common stock for cash proceeds of $50,000.

SETTLEMENT OF DEBT

On March 11, 2011, Baron issued 59,615 shares of common stock valued at $4,173 based on the closing stock price on date of grant to Lavaca in settlement of all outstanding principal and interest of $4,173 owed to Lavaca under a promissory note dated December 20, 2005.

On March 11, 2011, Baron issued 232,288 shares of common stock valued at $17,125 based on the closing stock price on date of grant to PWH in settlement of all outstanding principal and interest of $17,125 owed to PWH under: 1.) a promissory note in the original amount of $7,500 dated December 20, 2005 and 2.) a loan in the original amount of $11,512 made on April 13, 2009.

On March 11, 2011, Baron issued 45,215 shares of its common stock valued at $3,165 based on the closing stock price on date of grant to SJM in settlement of all outstanding principal and interest of $3,165 owed to SJM under a promissory note dated December 20, 2005.

On March 11, 2011, Baron issued 789,303 shares of common stock valued at $60,768 based on the closing stock price on date of grant to Pierce-Hamilton in settlement of all outstanding principal and interest of $68,291 owed to Pierce-Hamilton under (1) a promissory note in the original amount of $5,000 dated December 20, 2005 and (2) several loans in the aggregate outstanding amount of $65,126

ADDITIONAL FINANCING

On June 23, 2010, Baron assumed an automobile loan in the amount of $9,886 bearing interest at 9.25% (the "Baron Truck Note"). This loan was originally between ASB and Permian LLC on a vehicle used to service Permian LP's oil and gas properties. The note matured on August 13, 2007. On August 31, 2010, proceeds from the Newton Note were utilized to pay this note off in its entirety.

NOTE 12 - SUPPLEMENTAL OIL AND GAS INFORMATION (Unaudited)

In December 2008, the Securities and Exchange Commission ("SEC") announced revisions to its regulations on oil and gas reporting. In January 2010, the Financial Accounting Standards Board issued an accounting standards update which was intended to harmonize the accounting literature with the SEC's new regulations. The revised regulations were applied in estimating and reporting our reserves as of July 31, 2009 and 2008.

The estimates of proved oil and gas reserves utilized in the preparation of the combined financial statements were prepared by W. P. Von Gonten, independent petroleum engineers.

Future cash inflows for 2009 were computed by applying average price for the year to the year-end quantities of proved reserves. The 2009 average price for the year was calculated using the 12-month period prior to the ending date of the period covered by the report, determined as an un-weighted arithmetic average of the first-day-of-the-month price for each month within such period. Future cash inflows for 2008 were computed by the year end spot price to the year-end quantities of proved reserves. The difference in average versus year end pricing for 2009 versus 2008, respectively, is reflected as a component of change in prices in the table below. Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs. Future income taxes were computed by applying statutory tax rates to the estimated net pre-tax cash flows after consideration of tax basis and tax credits and carry-forwards. All of the Combined Partnerships' reserves are located in the United States. For information about the Combined Partnerships' results of operations from oil and gas producing activities, see the combined statements of operations.

There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and projecting the timing of development expenditures, including many factors beyond our control. The reserve data represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. All estimates of proved reserves are determined according to the rules prescribed by the SEC. These rules indicate that the standard of "reasonable certainty" be applied to the proved reserve estimates. This concept of reasonable certainty implies that as more technical data becomes available, a positive, or upward, revision is more likely than a negative, or downward, revision. Estimates are subject to revision based upon a number of factors, including reservoir performance, prices, economic conditions and government restrictions. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of that estimate. Reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered. The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from natural gas and oil properties we own declines as reserves are depleted. Except to the extent we conduct successful development activities or acquire additional properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. There have been no major discoveries or other events, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since July 31, 2009. The Combined Partnerships emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of the Combined Partnerships' proved reserves are proved developed non-producing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

The following table sets forth proved oil and gas reserves of the Combined Partnerships, together with the changes therein, proved developed reserves and proved undeveloped reserves for the years ended July 2009 and 2008. Units of oil are in barrels (Bbls) and units of gas are in thousands of cubic feet (Mcf). Gas is converted to barrels of oil equivalent (Boe) using a ratio of six Mcf of gas per Bbl of oil.

                                         2009                      2008
                                ---------------------     ---------------------
                                   Oil          Gas          Oil          Gas
                                  (Bbl)        (Mcf)        (Bbl)        (Mcf)
                                --------     --------     --------     --------
Proved reserves:
Beginning of period              296,541       69,808       80,492       75,085
  Revisions                     (116,520)     (31,096)     (27,135)         103
  Extensions and discoveries          --           --           --           --
  Sales of minerals-in-place          --           --      259,415           --
Purchases of minerals-in-place   (47,323)          --           --           --
Production                       (10,598)      (4,462)     (16,231)      (5,380)
                                --------     --------     --------     --------
End of period                    122,100       34,250      296,541       69,808
                                ========     ========     ========     ========
Proved developed reserves:
  Beginning of period            296,541       69,808       80,492       75,085
  End of period                  122,100       34,250      296,541       69,808

Proved undeveloped reserves:
  Beginning of period                 --           --           --           --
  End of period                       --           --           --           --

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Combined Partnerships' proved oil and natural gas properties.

Future income tax expense was computed by applying statutory rates less the effects of tax credits for each period presented to the difference between pre-tax net cash flows relating to the Combined Partnerships' proved reserves and the tax basis of proved properties and available net operating loss and percentage depletion carryovers.

The following table sets forth the changes in the standardized measure of future net cash flows discounted at 10% per annum relating to proved reserves for the years ended July 31, 2009 and 2008:

                                                 2009                  2008
                                             ------------          ------------
Future cash inflows                          $  9,711,614          $ 41,355,165
Future costs:
  Production                                   (3,954,036)          (10,967,142)
  Development                                          --                    --
  Income taxes                                         --                    --
                                             ------------          ------------
Future net cash inflows                         5,757,578            30,388,023
10% discount factor                            (2,871,065)          (16,774,283)
                                             ------------          ------------
Standardized measure of discounted
 net cash flows                              $  2,886,513          $ 13,613,740
                                             ============          ============

SUMMARY OF CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following table sets forth the changes in the future net cash inflows discounted at 10% per annum:

                                                     2009              2008
                                                 ------------      ------------
Beginning of period                              $ 13,613,740      $  1,328,899
Sales of oil and natural gas produced,
 net of production costs                              (44,102)         (451,544)
Extensions and discoveries                                 --                --
Net change of prices and production costs          (7,240,980)        1,247,687
Change in future development costs                         --                --
Previous estimated development costs incurred              --                --
Revisions of previous quantity estimates           (2,510,838)       (1,040,233)
Accretion of discount                               1,361,374           132,390
Change in income taxes                                     --                --
Purchases of reserves in place                     (2,292,681)       12,396,541
                                                 ------------      ------------
End of period                                    $  2,886,513      $ 13,613,740
                                                 ============      ============

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period. The prices used for each commodity for the year ended July 31, 2009 and 2008, as adjusted, were as follows:

As of July 31,                                       Oil               Gas
--------------                                   ------------      ------------
2009 (average price)                             $      69.26      $       2.97
2008 end of year price                           $     131.79      $       5.50

The following table sets forth the results of operations for producing activities for the years ended July 31, 2009 and 2008:

                                                     2009              2008
                                                 ------------      ------------
Revenues                                         $    745,301      $  1,510,810
Production costs                                     (701,199)       (1,059,266)
Depreciation, depletion, amortization
 and impairment                                    (1,115,189)         (376,419)
Income taxes                                               --                --
                                                 ------------      ------------
Results of operations from producing
 activities (excluding corporate overhead
 and interest costs)                             $ (1,071,087)     $     75,125
                                                 ============      ============

CAPITALIZED COSTS AND ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION

                                                  2009                 2008
                                              ------------         ------------
Proved oil and gas properties                 $  4,202,330         $  4,606,840
Unproved oil and gas properties                         --                   --
Accumulated depreciation, depletion
 and impairment                                 (2,511,620)          (1,519,435)
                                              ------------         ------------
                                              $  1,690,710         $  3,087,405
                                              ============         ============